BYE-LAWS OF
MAIDEN HOLDINGS, LTD.
(Conformed copy incorporating all amendments through April 29, 2025)

TABLE OF CONTENTS
INTERPRETATION
1.    Definitions
SHARES
2.    Power to Issue Shares
3.    Power of the Company to Purchase its Shares
4.    Rights Attaching to Shares
5.    Calls on Shares
6.    [RESERVED]
7.    Forfeiture of Shares
8.    Share Certificates
9.    Fractional Shares
REGISTRATION OF SHARES
10.    Register of Members
11.    Registered Holder Absolute Owner
12.    Transfer of Registered Shares
13.    Transmission of Registered Shares
14.    Power to Alter Capital
15.    Variation of Rights Attaching to Shares
16.    Dividends
17.    Power to Set Aside Profits
18.    Method of Payment
19.    Capitalisation
MEETINGS OF MEMBERS
20.    Annual General Meetings
21.    Special General Meetings
22.    Requisitioned General Meetings
23.    Notice
24.    Giving Notice and Access
25.    Postponement or Cancellation of General Meeting
26.    Electronic Participation and Security at General Meetings
27.    Quorum at General Meetings
28.    Chairman to Preside at General Meetings

29.    Voting on Resolutions
30.    Power to Demand a Vote on a Poll
31.    Voting by Joint Holders of Shares
32.    Votes of Members - General
33.    Adjustments of Voting Power
34.    Notice
35.    Board Determination Binding
36.    Requirement to Provide Information and Notice
37.    Instrument of Proxy
38.    Representation of Corporate Member
39.    Adjournment of General Meeting
40.    Written Resolutions
41.    Directors Attendance at General Meetings
CERTAIN SUBSIDIARIES
42.    Voting of Subsidiary Shares
43.    Bye-law or Articles of Association of Certain Subsidiaries
DIRECTORS AND OFFICERS
44.    Election of Directors
45.    Intentionally Omitted
46.    Term of Office of Directors
47.    Alternate Directors
48.    Removal of Directors
49.    Vacancy in the Office of Director
50.    Remuneration of Directors
51.    Defect in Appointment
52.    Directors to Manage Business
53.    Powers of the Board of Directors
54.    Register of Directors and Officers
55.    Appointment of Officers
56.    Appointment of Secretary
57.    Duties of Officers
58.    Remuneration of Officers
59.    Conflicts of Interest

60.    Indemnification and Exculpation of Directors and Officers
MEETINGS OF THE BOARD OF DIRECTORS
61.    Board Meetings
62.    Notice of Board Meetings
63.    Electronic Participation in Meetings
64.    Quorum at Board Meetings
65.    Board to Continue in the Event of Vacancy
66.    Chairman to Preside
67.    Written Resolutions
68.    Validity of Prior Acts of the Board
69.    Minutes
70.    Place Where Corporate Records Kept
71.    Form and Use of Seal
ACCOUNTS
72.    Books of Account
73.    Financial Year End
AUDITS
74.    Annual Audit
75.    Appointment of Auditor
76.    Remuneration of Auditor
77.    Duties of Auditor
78.    Access to Records
79.    Financial Statements
80.    Distribution of Auditor’s report
81.    Vacancy in the Office of Auditor
82.    Business Combinations
VOLUNTARY WINDING-UP AND DISSOLUTION
83.    Winding-Up
CHANGES TO CONSTITUTION
84.    Changes to Bye-laws
85.    Discontinuance
86.    Merger, Amalgamation, Consolidation or Business Combination

INTERPRETATION
1.Definitions
1.1In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981 as amended from time to time;
Alternate Director	an alternate director appointed in accordance with these Bye-laws;
Auditor	includes an individual or partnership;
Board	the board of directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum;
Code	the United States Internal Revenue Code of 1986, as amended;
Company	the company for which these Bye-laws are approved and confirmed;
Director	a director of the Company and shall include an Alternate Director;
indirect	when referring to a holder or owner of shares, ownership of shares within the meaning of section 958(a)(2) of the Code;
Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;
notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;
Register of Directors and Officers	the register of directors and officers referred to in these Bye-laws;
Register of Members	the register of members referred to in these Bye-laws;
Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;
Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;
Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled; and
U.S. Person	(i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership that is, as to the United States, a domestic corporation or partnership, (iii) an estate that is subject to United States federal income tax on its income, regardless of its source, (iv) a “U.S. Trust;” a U.S. Trust is any trust (A) if and only if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. trustees have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a domestic trust under applicable U.S. Treasury regulations; or (v) any person that is treated as one of the foregoing for U.S. federal income tax purposes.

1.2In these Bye-laws, where not inconsistent with the context:
(a)words denoting the plural number include the singular number and vice versa;
(b)words denoting the masculine gender include the feminine and neuter genders;
(c)words importing persons include companies, associations or bodies of persons whether corporate or not;
(d)the words:
(i)“may” shall be construed as permissive; and
(ii)“shall” shall be construed as imperative; and
(e)unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.
1.3In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.
1.4Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.
SHARES
2.Power to Issue Shares
2.1Subject to these Bye-laws and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.
2.2Without limitation to the provisions of Bye-law 4, subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).
2.3Notwithstanding the foregoing or any other provision of these Bye-laws, the Company may not issue any shares in a manner that the Board determines in its sole discretion may result in a non de minimis adverse tax, legal or regulatory consequence to the Company, or any of its subsidiaries or any direct or indirect holder of shares or its affiliates.

3.Power of the Company to Purchase its Shares
3.1The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.
3.2The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.
3.3Notwithstanding the foregoing or any other provision of these Bye-laws, any such purchase or acquisition may not be made if the Board determines in its sole discretion that the purchase or acquisition may result in a non de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or indirect holder of shares or its affiliates.
4.Rights Attaching to Shares
4.1Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the share capital shall consist of at least one class of common shares (the “Common Shares”), the holders of which shall, subject to these Bye-laws:
(a)be entitled to one vote per share;
(b)be entitled to such dividends as the Board may from time to time declare;
(c)in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and
(d)generally be entitled to enjoy all of the rights attaching to shares.

4.2The Board is authorised to provide for the creation and issuance of preference shares (the “Preference Shares”) in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). Notwithstanding the foregoing or any other provision of these Bye-laws, the Company shall not vary or alter the rights attaching to any class of shares if the Board, after taking into account any adjustments to or restrictions on exercise of voting rights under Bye-laws 33-36 (inclusive), determines in its sole discretion that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holders of shares or its affiliates may result from such variation. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
(a)the number of shares constituting that series and the distinctive designation of that series;
(b)the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;
(c)whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;
(d)whether that series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares), and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;
(e)whether or not the shares of that series shall be redeemable or repurchaseable, and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;
(f)whether that series shall have a sinking fund for the redemption or repurchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;
(h)the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series; and
(i)any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.
4.3Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.
4.4At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.
4.5All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.
5.Calls on Shares

5.1The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.
5.2Any amount which by the terms of allotment of a share becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for all the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to forfeiture, payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.
5.3The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.
5.4The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up or become payable.
6.[RESERVED]
7.Forfeiture of Shares
7.1If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:
Notice of Liability to Forfeiture for Non-Payment of Call
(the “Company”)
You have failed to pay the call of [amount of call] made on the [ ] day of [ ], 200[ ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [ ] day of [ ], 200[ ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [ ] day of [ ], 200[ ] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [ ] day of [ ], 200[ ]
[Signature of Secretary] By Order of the Board
7.2If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.
7.3A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.
7.4The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.
8.Share Certificates
8.1Every Member shall be entitled to a certificate under the common seal of the Company or bearing the signature (or a facsimile thereof) of a Director or Secretary or a person expressly authorized to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.
8.2The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.
8.3If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.
8.4Notwithstanding any provisions of these Bye-laws:

(a)the Directors shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and
(b)unless otherwise determined by the Directors and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.
9.Fractional Shares
The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.
REGISTRATION OF SHARES
10.Register of Members
10.1The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.
10.2The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.
11.Registered Holder Absolute Owner
The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

12.Transfer of Registered Shares
12.1An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:
Transfer of a Share or Shares
(the “Company”)
FOR VALUE RECEIVED……………….. [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of the Company.
DATED this [ ] day of [ ], 200[ ]
Signed by: In the presence of:
Transferor Witness
Transferee Witness
12.2Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid up share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.
12.3The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.
12.4The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer (x) unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained or (y) if such transfer is not made in accordance with the provisions of Regulation S under the United States Securities Act of 1933, as amended, pursuant to registration under such Securities Act or pursuant to an available exemption from registration under such Securities Act. The Board may decline to approve or register or permit the registration of any transfer of shares if it appears to the Board that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holder of shares or its affiliates would result from such transfer. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.
12.6Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.
12.7The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine; provided that such registration shall not be suspended for more than forty five days in any period of three hundred and sixty five (365) consecutive days.
12.8Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.
13.Transmission of Registered Shares
13.1In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

13.2Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:
Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member
(the “Company”)
I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.
DATED this [ ] day of [ ], 200[ ]
Signed by: In the presence of:
Transferor Witness
Transferee Witness
13.3On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.
13.4Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.
ALTERATION OF SHARE CAPITAL

14.Power to Alter Capital
14.1The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Act. Notwithstanding the foregoing or any other provision of these Bye-laws, the Company shall not vary or alter the rights attaching to any class of shares if the Board, after taking into account any adjustments to or restrictions on exercise of voting rights under Bye-laws 33-36 (inclusive), determines in its sole discretion that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holders of shares or its affiliates may result from such variation.
14.2Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.
15.Variation of Rights Attaching to Shares
15.1If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of at least a majority of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
15.2Notwithstanding the foregoing or any other provision of these Bye-laws, the Company shall not vary or alter the rights attaching to any class of shares if the Board, after taking into account any adjustments to or restrictions on exercise of voting rights under Bye-law 33, determines in its sole discretion that any non de minimis adverse tax, regulatory or legal consequences to the Company, any subsidiary of the Company, or any direct or indirect holders of shares or its Affiliates may result from such variation.
DIVIDENDS AND CAPITALISATION

16.Dividends
16.1The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.
16.2The Board may fix any date as the record date for determining the Members entitled to receive any dividend.
16.3The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.
16.4The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.
17.Power to Set Aside Profits
The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.
18.Method of Payment
18.1Any dividend or other moneys payable in respect of a share may be paid by cheque or warrant sent through the post directed to the address of the Member in the Register of Members (in the case of joint Members, the senior joint holder, seniority being determined by the order in which the names stand in the Register of Members), or by direct transfer to such bank account as such Member may direct. Every such cheque shall be made payable to the order of the person to whom it is sent or to such persons as the Member may direct, and payment of the cheque or warrant shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby. If two or more persons are registered as joint holders of any shares any one of them can give an effectual receipt for any dividend paid in respect of such shares.
18.2The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise.

18.3Any dividend and or other moneys payable in respect of a share which has remained unclaimed for 7 years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.
18.4The Company shall be entitled to cease sending dividend cheques and warrants by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law 18.4 in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or warrant.
19.Capitalisation
19.1The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid up bonus shares pro-rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.
19.2The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid up shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.
MEETINGS OF MEMBERS
20.Annual General Meetings
The annual general meeting of the Company shall be held in each year (other than the year of incorporation) at such time and place as the President or the Chairman (if any) or the Board shall appoint.
21.Special General Meetings
The President or the Chairman (if any) or the Board may convene a special general meeting whenever in their judgment such a meeting is necessary.

22.Requisitioned General Meetings
The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.
23.Notice
23.1At least 21 days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.
23.2At least 21 days’ notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.
23.3The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.
23.4A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.
23.5The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.
24.Giving Notice and Access
24.1 A notice may be given by the Company to a Member:

(a)by delivering it to such Member in person; or
(b)by sending it by letter mail or courier to such Member’s address in the Register of Members; or
(c)by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose; or
(d)in accordance with Bye-law 24.4.
24.1Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.
24.2Any notice (save for one delivered in accordance with Bye-law 24.4) shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or transmitted by electronic means.
24.3Where a Member indicates his consent (in a form and manner satisfactory to the Board) to receive information or documents by accessing them on a website rather than by other means, or receipt in this manner is otherwise permitted by the Act, the Board may deliver such information or documents by notifying the Member of their availability and including therein the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website.
24.4In the case of information or documents delivered in accordance with Bye-law 24.4, service shall be deemed to have occurred when (i) the Member is notified in accordance with that Bye-law; and (ii) the information or document is published on the website.
25.Postponement or Cancellation of General Meeting
The Chairman or the President may, and the Secretary on instruction from the Chairman or the President shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement or cancellation is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed or cancelled meeting shall be given to the Members in accordance with these Bye-laws.

26.Electronic Participation and Security at General Meetings
26.1Members may participate in any general meeting by such telephonic, electronic or other communications facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.
26.2The Board may, and at any general meeting, the chairman of such meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.
27.Quorum at General Meetings
27.1At any general meeting two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company shall form a quorum for the transaction of business.
27.2If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.
28.Chairman to Preside at General Meetings
Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, and if not the President, if there be one, shall act as chairman at all general meetings at which such person is present. In their absence, a chairman shall be appointed or elected by those present at the meeting and entitled to vote.
29.Voting on Resolutions

29.1Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.
29.2At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to these Bye-laws and any rights or restrictions for the time being lawfully attached to any class of shares, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each voting share (subject to any adjustments or eliminations of voting power of any shares pursuant to Bye-law 33) of which such person is the holder or for which such person holds a proxy and such votes shall be counted in the manner set out in Bye-law 30.4.
29.3In the event that a Member participates in a general meeting by telephone, electronic or other communications facilities or means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.
29.4At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.
29.5At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.
30.Power to Demand a Vote on a Poll
30.1Notwithstanding the foregoing, a poll may be demanded by any of the following persons:
(a)the chairman of such meeting; or
(b)at least three Members present in person or represented by proxy; or
(c)any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.
30.2Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy (subject to any adjustments or eliminations of voting power of any shares pursuant to Bye-law 33) and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communications facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.
30.3A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.
30.4Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken. Each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communications facilities or means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose. The result of the poll shall be declared by the chairman of the meeting.
31.Voting by Joint Holders of Shares
In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

32.Votes of Members - General
Subject to the provisions of Bye-law 33 below, and subject to any rights and restrictions for the time being attached to any class or classes or series of shares, every Member shall have one vote for each share carrying the right to vote on the matter in question of which he is the holder. Notwithstanding any other provisions of these Bye-laws, all determinations in these Bye-laws that are made by or subject to a vote or approval of Members shall be based upon the voting power of such Members’ shares as determined pursuant to Bye-law 33.
33.Adjustments of Voting Power
Any shares shall not carry any right to vote to the extent that the Board of Directors determines that it is necessary that such shares should not carry the right to vote in order to avoid adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any other direct or indirect holder of shares or its affiliates.
34.Notice
In the event that the Board adjusts the voting power of any shares pursuant to Bye-law 33, the Board shall promptly notify each Member in writing of the voting power conferred by its shares as determined in accordance with Bye-law 33 after the analysis with respect to any adjustment is completed. Prior to the meeting on which Members shall vote on any matter (or prior to any vote in the case of notification to Members specified in item (3) of this Bye-law 34), the Board may, in its sole discretion, (1) retain the services of an internationally recognized accounting firm or organization with comparable professional capabilities in order to assist the Company in applying the principles of Bye-law 33 and (2) obtain from such firm or organization a statement describing the information obtained and procedures followed and setting forth the determinations made with respect to Bye-law 33. For the avoidance of doubt, any failure by the Board to take any of the actions described in this Bye-law 34 shall not invalidate any votes cast or the proceedings at the meeting.
35.Board Determination Binding
Any determination by the Board as to any adjustments or eliminations of voting power of any shares made pursuant to Bye-law 33 shall be final and binding and any vote taken based on such determination shall not be capable of being challenged solely on the basis of such determination.

36.Requirement to Provide Information and Notice
36.1The Board shall have the authority to request from any direct or indirect holder of shares, and such holder of shares shall provide, such information as the Board may reasonably request for the purpose of determining whether any holder’s voting rights are to be adjusted. If such holder fails to respond to such a request, or submits incomplete or inaccurate information in response to such a request, the Board may determine in its sole discretion that such holder’s shares shall carry no voting rights in which case such holder shall not exercise any voting rights in respect of such shares until otherwise determined by the Board.
36.2Notwithstanding the foregoing, no Member shall be liable to any other Member or the Company for any losses or damages resulting from such Member’s failure to respond to, or submission of incomplete or inaccurate information in response to, a request under Bye-law 36.1.
36.3Any information provided by any Member to the Company pursuant to this Bye-law 36 or for purposes of making the analysis required by Bye-law 33, shall be deemed “confidential information” (the “Confidential Information”) and shall be used by the Company solely for the purposes contemplated by such Bye-law (except as may be required otherwise by applicable law or regulation). The Company shall hold such Confidential Information in strict confidence and shall not disclose any Confidential Information that it receives, except (i) to the U.S. Internal Revenue Service (the “Service”) if and to the extent the Confidential Information is required by the Service, (ii) to any outside legal counsel or accounting firm engaged by the Company to make determinations regarding the relevant Bye-law or (iii) as otherwise required by applicable law or regulation.
36.4At the written request of a Member, the Confidential Information of such Member shall be destroyed or returned to such Member after the later to occur of (i) such Member no longer being a Member or (ii) the last day of the seventh year after the year during which the confidential information was obtained by the Company, provided, that the Board may determine that such confidential information should instead be retained for a longer period in order to avoid adverse tax, legal or regulatory consequences to the Company, any of its subsidiaries or any direct or indirect holder of shares.
37.Instrument of Proxy
37.1A Member may appoint a proxy by (a) an instrument appointing a proxy in writing in substantially the following form or such other form as the Board may determine from time to time:
Proxy
(the “Company”)

I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on the [ ] day of [ ], 200[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)
Signed this [ ] day of [ ], 200[ ]
Member(s)
or (b) such telephonic, electronic or other means as may be approved by the Board from time to time.
37.2The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted shall be invalid.
37.3A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.
37.4The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.
38.Representation of Corporate Member
38.1A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.
38.2Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.
39.Adjournment of General Meeting
39.1The chairman of any general meeting at which a quorum is present may with the consent of Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy), adjourn the meeting.

39.2In addition, the chairman may adjourn the meeting to another time and place without such consent or direction if it appears to him that:
(a)it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or
(b)the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or
(c)an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.
39.3Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.
40.Written Resolutions
40.1Subject to these Bye-laws anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting be done by written resolution in accordance with this Bye-law, PROVIDED THAT (a) if the Board determines that the signature of the last Member to sign must be affixed outside the United States, any such resolution shall be valid only if such resolution complies with the Board determination and (b) the resolution shall be void if the Board reasonably determines, based on the advice of counsel, that the use of a resolution in writing would result in a non-de minimis adverse tax, regulatory or legal consequence to the Company, any subsidiary of the Company or any direct or indirect holder of shares.
40.2Notice of a written resolution shall be given, and a copy of the resolution shall be circulated to all Members who would be entitled to attend a meeting and vote thereon. The accidental omission to give notice to, or the non-receipt of a notice by, any Member does not invalidate the passing of a resolution.
40.3A written resolution is passed when it is signed by, or in the case of a Member that is a corporation on behalf of, the Members who at the date that the notice is given represent such majority of votes as would be required if the resolution was voted on at a meeting of Members at which all Members entitled to attend and vote thereat were present and voting.
40.4A resolution in writing may be signed by any number of counterparts.

40.5A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.
40.6A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.
40.7This Bye-law shall not apply to:
(a)a resolution passed to remove an Auditor from office before the expiration of his term of office; or
(b)a resolution passed for the purpose of removing a Director before the expiration of his term of office.
40.8For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.
41.Directors Attendance at General Meetings
The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.
CERTAIN SUBSIDIARIES
42.Voting of Subsidiary Shares
Notwithstanding any other provision of these Bye-laws to the contrary, if the Company is required or entitled to vote at a general meeting of any direct non-U.S. subsidiary of the Company, the Board shall refer the subject matter of the vote to the Members of the Company on a poll (subject to Bye-law 33) and seek authority from the Members for the Company’s corporate representative or proxy to vote in favour of the resolution proposed by the subsidiary PROVIDED THAT this Bye-law shall apply only in the event that the voting rights of any shares of the Company are, at the relevant time, subject to adjustment pursuant to Bye-law 33. The Board shall cause the Company’s corporate representative or proxy to vote the Company’s shares in the subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company’s corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by the subsidiary. The Board shall have authority to resolve any ambiguity.
43.Bye-law or Articles of Association of Certain Subsidiaries
The Board in its discretion shall require that the Bye-law or Articles of Association or similar organizational documents of each subsidiary of the Company, organized under the laws of a jurisdiction outside the United States of America, other than any non-U.S. subsidiary that is a direct or indirect subsidiary of a U.S. Person, shall contain provisions substantially similar to Bye-law 42 and 43. The Company shall enter into agreements, as and when determined by the Board, with each such subsidiary, only if and to the extent reasonably necessary and permitted under applicable law, to effectuate or implement this Bye-law.
DIRECTORS AND OFFICERS

44.Election of Directors
44.11The Board shall consist of such number of Directors being not less than three (3) Directors and not more than such maximum number of Directors, not exceeding eleven (11) Directors, as the Board may from time to time determine.
44.2Only persons who are proposed or nominated in accordance with this Bye-law shall be eligible for election as Directors. Any Member or the Board may propose any person for election as a Director. Where any person, other than a Director retiring at the meeting or a person proposed for re-election or election as a Director by the Board, is to be proposed for election as a Director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a Director. Where a Director is to be elected:
(a)at an annual general meeting, such notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public disclosure of the date of the annual general meeting was made; and
(b)at a special general meeting, such notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made.
44.3Where the number of persons validly proposed for re-election or election as a Director is greater than the number of Directors to be elected, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.
44.4At any general meeting the Members may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.
45.Intentionally Omitted
46.Term of Office of Directors
Directors shall hold office for such term as the Members may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.
47.Alternate Directors

47.1At any general meeting, the Members may elect a person or persons to act as a Director in the alternative to any one or more Directors or may authorise the Board to appoint such Alternate Directors.
47.2Unless the Members otherwise resolve, any Director may appoint a person or persons to act as a Director in the alternative to himself by notice deposited with the Secretary. Any person so elected or appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present.
47.3An Alternate Director shall be entitled to receive notice of all meetings of the Board and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.
47.4An Alternate Director shall cease to be such if the Director for whom he was appointed to act as a Director in the alternative ceases for any reason to be a Director, but he may be re-appointed by the Board as an alternate to the person appointed to fill the vacancy in accordance with these Bye-laws.
48.Removal of Directors
48.1Subject to any provision to the contrary in these Bye-laws, the Members entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director, only with cause, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.
48.2If a Director is removed from the Board under the provisions of this Bye-law the Members may fill the vacancy at the meeting at which such Director is removed and a Director so appointed shall hold office in the same class of Directors as the removed Director held until the next annual general meeting or until such Director’s office is otherwise vacated. In the absence of such election or appointment, the Board may fill the vacancy.
48.3For the purpose of Bye-law 48.1, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the Director or the Company into disrepute and which results in material financial detriment to the Company.
49.Vacancy in the Office of Director

49.1The office of Director shall be vacated if the Director:
(a)is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;
(b)is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;
(c)is or becomes of unsound mind or dies; or
(d)resigns his office by notice to the Company.
49.2The Members in general meeting or the Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director or as a result of an increase in the size of the Board and to appoint an Alternate Director to any Director so appointed.
50.Remuneration of Directors
The remuneration (if any) of the Directors shall be determined by the Company in general meeting and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.
51.Defect in Appointment
All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers shall, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

52.Directors to Manage Business
52.1The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.
52.2Subject to these Bye-laws, the Board may delegate to any company, firm, person, or body of persons any power of the Board (including the power to sub-delegate).
53.Powers of the Board of Directors
The Board may:
(a)appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;
(b)exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;
(c)appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;
(d)appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;
(e)by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;
(f)procure that the Company pays all expenses incurred in promoting and incorporating the Company and listing the shares of the Company;

(g)delegate any of its powers (including the power to sub-delegate) to a committee appointed by the Board which may consist partly or entirely of non-Directors, provided that every such committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;
(h)delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;
(i)present any petition and make any application in connection with the liquidation or reorganisation of the Company;
(j)in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and
(k)authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.
54.Register of Directors and Officers
The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.
55.Appointment of Officers
The Board may appoint such officers (who may or may not be Directors) as the Board may determine.
56.Appointment of Secretary
The Secretary shall be appointed by the Board from time to time.
57.Duties of Officers
The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.
58.Remuneration of Officers
The Officers shall receive such remuneration as the Board may determine.

59.Conflicts of Interest
59.1Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.
59.2A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Act.
59.3Following a declaration being made pursuant to this Bye-law, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.
60.Indemnification and Exculpation of Directors and Officers

60.1The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) for the time being acting in relation to any of the affairs of the Company, any subsidiary thereof, and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company or any subsidiary thereof, and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.
60.2The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.
60.3The Company may advance moneys to an Officer, Director or auditor for the costs, charges and expenses incurred by the Officer, Director or auditor in defending any civil or criminal proceedings against them, on condition that the Officer, Director or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against him.
MEETINGS OF THE BOARD OF DIRECTORS

61.Board Meetings
The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Subject to these Bye-laws, a resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.
62.Notice of Board Meetings
A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.
63.Electronic Participation in Meetings
Directors may participate in any meeting by such telephonic, electronic or other communications facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.
64.Quorum at Board Meetings
The quorum necessary for the transaction of business at a meeting of the Board shall be two Directors.
65.Board to Continue in the Event of Vacancy
The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.
66.Chairman to Preside
Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, and if not, the President, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In their absence a chairman shall be appointed or elected by the Directors present at the meeting.

67.Written Resolutions
A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution, PROVIDED THAT (a) if the Board determines that the signature of the last Director to sign must be affixed outside the United States, any such resolution shall be valid only if such resolution complies with the Board determination and (b) the Board shall not act by written resolution if the Board reasonably determines, based on the advice of counsel, that the use of a resolution in writing would result in a non-de minimis adverse tax, regulatory or legal consequence to the Company, any subsidiary of the Company or any direct or indirect holder of shares. For the purposes of this Bye-law only, “the Directors” shall not include an Alternate Director.
68.Validity of Prior Acts of the Board
No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.
CORPORATE RECORDS
69.Minutes
The Board shall cause minutes to be duly entered in books provided for the purpose:
(a)of all elections and appointments of Officers;
(b)of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and
(c)of all resolutions and proceedings of general meetings of the Members, meetings of the Board, and meetings of committees appointed by the Board.
70.Place Where Corporate Records Kept
Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

71.Form and Use of Seal
71.1The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.
71.2A seal may, but need not be affixed to any deed, instrument, share certificate or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director; or (ii) any Officer; or (iii) the Secretary; or (iv) any person authorized by the Board for that purpose.
71.3A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.
ACCOUNTS
72.Books of Account
72.1The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:
(a)all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;
(b)all sales and purchases of goods by the Company; and
(c)all assets and liabilities of the Company.
72.2Such records of account shall be kept at the registered office of the Company, or subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.
73.Financial Year End
The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.
AUDITS
74.Annual Audit
Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

75.Appointment of Auditor
75.1Subject to the Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company.
75.2The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.
76.Remuneration of Auditor
The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine. In the case of an Auditor appointed pursuant to Bye-law 81, the remuneration of the Auditor shall be fixed by the Board.
77.Duties of Auditor
77.1The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.
77.2The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.
78.Access to Records
The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.
79.Financial Statements
Subject to any rights to waive laying of accounts pursuant to the Act, financial statements as required by the Act shall be laid before the Members in general meeting. A resolution in writing made in accordance with Bye-law 40 receiving, accepting, adopting, approving or otherwise acknowledging financial statements shall be deemed to be the laying of such statements before the Members in general meeting.
80.Distribution of Auditor’s report
The report of the Auditor shall be submitted to the Members in general meeting.

81.Vacancy in the Office of Auditor
If the office of Auditor becomes vacant by the resignation or death or the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor’s services are required, the vacancy thereby created shall be filled in accordance with the Act.
BUSINESS COMBINATIONS
82.Business Combinations
82.1(a) Any Business Combination with any Interested Shareholder within a period of three years following the time of the transaction in which the person become an Interested Shareholder must be approved by the Board and authorised at an annual or special general meeting, by the affirmative vote of at least 66 and 2/3% of the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder unless:
(i)prior to the time that the person became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or
(ii)upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the number of issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.
(a)The restrictions contained in this Bye-law 82.1 shall not apply if:
(i)a Member becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(ii)the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:
(a)a merger, amalgamation or consolidation of the Company (except an amalgamation in respect of which, pursuant to the Act, no vote of the shareholders of the Company is required);
(b)a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or
(c)a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.
The Company shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in subparagraphs (a) or (b) of the second sentence of this paragraph (ii).

(b)For the purpose of this Bye-law 82 only, the term:
(i)“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;
(ii)“associate,” when used to indicate a relationship with any person, means: (i) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;
(iii)“Business Combination,” when used in reference to the Company and any Interested Shareholder of the Company, means:
(a)any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with (A) the Interested Shareholder or any of its affiliates, or (B) with any other company, partnership, unincorporated association or other entity if the merger, amalgamation or consolidation is caused by the Interested Shareholder;
(b)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company;
(c)any transaction which results in the issuance or transfer by the Company or by any entity directly or indirectly wholly-owned or majority-owned by the Company of any shares of the Company, or any share of such entity, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which securities were issued and outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (C) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of such shares; or (D) any issuance or transfer of shares by the Company; provided however, that in no case under items (B)-(D) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;
(d)any transaction involving the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares of the Company, or shares of any such entity, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any repurchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or
(e)any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (a)-(d) of this paragraph) provided by or through the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company;

(iv)“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;
(v)“Interested Shareholder” means any person (other than the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company) that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (iii) is an affiliate or associate of any person listed in (i) or (ii) above; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
(vi)“person” means any individual, company, partnership, unincorporated association or other entity;

(vii)“voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity;
(viii)“owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:
(c)beneficially owns such shares, directly or indirectly; or
(d)has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;
provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
(e)has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (b) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.
82.2In respect of any Business Combination to which the restrictions contained in Bye-law 82.1 do not apply but which the Act requires to be approved by the Members, the necessary general meeting quorum and Members’ approval shall be as set out in Bye-laws 27 and 29 respectively.
VOLUNTARY WINDING-UP AND DISSOLUTION
83.Winding-Up
If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.
CHANGES TO CONSTITUTION
84.Changes to Bye-laws
No Bye-law may be rescinded, altered or amended and no new Bye-law may be made until the same has been approved by a resolution of the Board and by a resolution of the Members.
84A.    Changes to the Memorandum of Association
No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board and by a resolution of the Members.
85.Discontinuance
The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.
86.Merger, Amalgamation, Consolidation or Business Combination
Any resolution proposed for consideration at any general meeting to approve any merger, amalgamation, consolidation, business combination or similar transaction of the Company with any other company, wherever incorporated, shall (other than in respect of any merger, amalgamation, consolidation, business combination or similar transaction constituting a Business Combination to which the restrictions in Bye-law 82.1 shall apply) require the approval of a simple majority of votes cast at such meeting and the quorum for such meeting shall be that required in Bye-law 27 and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-law 30.